EXHIBIT 10.4

AMENDMENT TO PURCHASE AGREEMENT

This AMENDMENT TO SHARE PURCHASE AGREEMENT (this “Amendment”), dated as of November 20, 2012, to the Share Purchase Agreement (the “Purchase Agreement”), dated as of July 18, 2012, by and among Veolia Environmental Services North America Corp., a Delaware corporation (“Parent”), VES Solid Waste Holding, LLC, a Delaware limited liability company (“Seller”) and Star Atlantic Waste Holdings II, L.P., a Delaware limited partnership (“Star”), is made by and among Parent, Seller and Buyer. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning given to them in the Purchase Agreement.

WHEREAS, Parent, Seller and Star previously executed and delivered the Purchase Agreement; and

WHEREAS, by letter dated September 25, 2012, pursuant to Section 2.9 of the Purchase Agreement, Star assigned all of its rights and obligations under the Purchase Agreement to ADS Waste Holdings, Inc. (“Buyer”); and

WHEREAS, the parties hereto desire to amend the Purchase Agreement as set forth herein and pursuant to Section 11.4 thereof.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained and other good and valuable consideration had and received, Parent, Seller, and Buyer hereby agree as follows:

I.	Amended Purchase Agreement.

A.	The definition of “Non-Company Group Employees” in Section 1.1 of the Purchase Agreement is amended and restated by deleting such definition in its entirety (including any applicable schedules thereto) and replacing it as follows:

“‘Non-Company Group Employees’ means all employees of the Seller Group who are (a) engaged in the Business, (b) not employees of any member of the Company Group, and (c) listed in Schedule 6.16(a)(i) hereto.”

B.	The following new definitions are added at their alphabetically appropriate positions to Section 1.1 of the Purchase Agreement:

“‘IT Adjustment’ means $1,367,271.”

“‘IT Bill of Sale’ means the bill of sale entered into by and among Parent, Seller and Buyer on the Closing Date to effectuate the transfer of certain IT Assets as described therein.”

“‘Seller Group IT Assets’ means IT Assets owned, leased or licensed by the Seller Group, including such IT Assets that are utilized in, or necessary for, the operation of the Business.”

“‘TSA Letter of Credit’ has the meaning set forth in the Transition Services Agreement.”

C.	Section 2.2(a) of the Purchase Agreement is amended and restated by deleting such section in its entirety and replacing it as follows:

“(a) Upon the terms and subject to the conditions of this Agreement, Buyer shall (i) pay to Seller an amount (the “Purchase Price”) equal to the aggregate of (w) $1,909,000,000 (the “Enterprise Value”), (x) minus or (if negative) plus Net Company Debt as of the Closing Date (the “Closing Net Company Debt”), (y) plus or minus the amount of the Net Working Capital adjustment, if any, described in Section 2.7(c)(ii), and (z) minus the IT Adjustment, and (ii) fund an amount to the Company equal to the Net Intercompany Debt as described in Section 2.3(b).”

D.	A new subsection (vi) is hereby added to the end of Section 2.5(b) of the Purchase Agreement as follows:

“(vi) the TSA Letter of Credit.”

E.	The first sentence of Section 3.10(b) of the Purchase Agreement is amended and restated by deleting such sentence in its entirety and replacing it as follows:

“A member of the Company Group owns all Intellectual Property set forth in Schedule 3.10, free and clear of all Liens (other than Permitted Liens) (collectively, the “Company Intellectual Property”).”

F.	Section 3.22 of the Purchase Agreement is amended and restated by deleting such section in its entirety and replacing it as follows:

“IT Assets. All material IT Assets owned by and carried on the books of the Company Group will remain with the Company Group following the Closing. For the avoidance of doubt, the Parties acknowledge that the Transition Services Agreement, the IT Adjustment and the IT Bill of Sale constitute the entire understanding of the Parties with regard to any Seller Group IT Assets, and that no representation or warranty is given in respect of the Seller Group IT Assets, including without limitation, pursuant to Sections 3.2, 3.10, 3.12, 3.16 or 3.17 of this Agreement.”

G.	Section 6.9(b) of the Purchase Agreement is amended and restated by deleting such section in its entirety and replacing it as follows:

“(b) Seller has caused the Company to obtain a quote for a six (6) year prepaid tail directors’ and officers’ liability insurance policy protecting the Indemnified Officers with coverages and containing terms and conditions summarized in the Chartis proposal dated October 15, 2012. Such tail policy shall be issued and prepaid effective as of the Closing. The premium for such tail policy as set forth in the Chartis proposal dated October 15, 2012 is $83,780 and shall be set forth on the Closing Financial Certificate as a positive adjustment in Seller’s favor. Notwithstanding any other provision of this Agreement to the contrary, each of the Parties agrees that from and after the Closing Date each Indemnified Officer shall be a third party beneficiary under this Agreement for purposes of enforcing this Section 6.9.”

H.	Section 6.13(b)(i) of the Purchase Agreement is amended and restated by deleting such section in its entirety and replacing it as follows:

“(i) on the Closing Date file appropriate documentation to change the name of the Company to exclude the word ‘Veolia’;”

I.	Section 6.13(b)(ii) of the Purchase Agreement is amended and restated by deleting such section in its entirety and replacing it as follows:

“(ii) within seven (7) Business Days after the Closing Date change the names of all relevant members of the Company Group to exclude the word ‘Veolia’; provided, however, that if such name change would (i) cause the termination, lapse, cessation, or breach of any License held by any Company Group member or (ii) require the approval or consent of any Governmental Authority that cannot be obtained within seven (7) Business Days after the Closing Date, then such name change shall be completed as soon as practicable after the Closing Date and in no event later than three (3) months after the Closing Date;”

J.	Section 6.13(b)(vi) of the Purchase Agreement is amended and restated by deleting such section in its entirety and replacing it as follows:

“(vi) otherwise take any commercially reasonable steps required to ensure that any links between the business sold and the remaining companies within the Seller Group are removed, and to ensure that the Company Group does not after the Closing Date use any corporate or trade names which are similar to or which may reasonably be confused with the name ‘Veolia’, or use any logo or other mark which is similar to or which may reasonably be confused with any of the Recognition Marks; provided, however, that the Company Group may continue to use the name ‘Veolia’ in connection with its defense, administration and management of third-party claims relating to the operation of the Company Group’s Business prior to the Closing Date; and;”

K.	Section 6.16(a) of the Purchase Agreement is amended and restated by deleting such section in its entirety and replacing it as follows:

“(a) On the Closing Date, Buyer shall make offers of employment to those Non-Company Group Employees set forth on Schedule 6.16(a)(ii), with such employment to commence effective January 1, 2013. On the Closing Date, the employees of the Company Group shall, except as provided in the Employee Transition and Administrative Services Agreement, dated as of the Closing Date, by and among Parent, Seller and Buyer, cease participating in any Company Benefit Plans that are not sponsored or maintained by any member of the Company Group. On January 1, 2013, the Non-Company Group Employees set forth on Schedule 6.16(a)(ii) who accept offers of employment with Buyer shall cease participating in any Company Benefit Plans that are not sponsored or maintained by any member of the Company Group. For purposes of this Agreement, ‘Business Employees’ shall mean the employees of the Company Group and those Non-Company Group Employees who are set forth on Schedule 6.16(a)(ii) and who accept offers of employment with Buyer; provided that such Non-Company Group Employees shall only become Business Employees for purposes of this Agreement on the date on which they commence employment with Buyer. From the Closing Date until the date that is eighteen (18) months following the Closing Date, Buyer shall, or shall cause one of its Affiliates or the Company Group to, (A) provide Business Employees who are not covered by a Collective Bargaining Agreement with compensation arrangements (including base salary, bonus and commissions) and employee benefit plans, programs and arrangements that are substantially comparable, in the aggregate (as determined without reference to any specific type of benefit or any specific Business Employee), to those provided to the Business Employees immediately prior to the Closing Date, and (B) honor all employment, severance or similar agreements to which the Business Employees are party. Further, Buyer shall, or shall cause one of its Affiliates or the Company Group to, continue in effect in accordance with their terms, the Company’s 2012 Management Incentive Plan and all other 2012 annual bonus plans or programs that are sponsored or maintained by the Company Group and shall honor all obligations under all such plans and programs and shall pay all amounts that become due thereunder.”

L.	Section 9.3(a)(iii) of the Purchase Agreement is amended and restated by deleting such section in its entirety and replacing it as follows:

“(iii) The covenants contained in (A) Section 6.1, Section 6.6, and Section 6.11 shall survive the Closing until the twelve (12) month anniversary of the Closing Date, (B) Sections 6.15 and 6.23 shall expire on the Closing Date, and (C) subject to clauses (A) and (B), all other covenants contained in Article VI shall survive the Closing until the ten (10) year anniversary of the Closing Date.”

M.

No Other Amendments; Counterparts; Miscellaneous. Except as expressly modified by this Amendment, all terms, conditions and provisions of the Purchase Agreement shall continue in full force and effect as set forth therein and shall apply to the construction of this Amendment. In the event of a conflict between the terms and conditions of the Purchase Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail. On and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Purchase Agreement, and each reference in the Transaction Documents to the “Purchase Agreement,” “thereunder,” “thereof” or words of like import referring to the Purchase Agreement, shall mean and be deemed to be a reference to the Purchase Agreement as amended by this Amendment. The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right or remedy under the Agreement or any Transaction Document. No waiver shall be effective against any party unless expressly set forth in writing. Each party represents and warrants to the other parties that this Amendment has been duly authorized, executed and delivered by it and constitutes a valid and legally binding agreement with respect to the subject matter contained herein. This Amendment may not be modified or rescinded except in a writing signed by the parties. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each other party. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except to the extent preempted by federal bankruptcy laws.

II.	Purchase Agreement Confirmed. Except as amended hereby, the Purchase Agreement is ratified and confirmed in all respects.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties as of the day first above written.

VEOLIA ENVIRONMENTAL SERVICES NORTH AMERICA CORP.

By:	/s/ Jérôme Le Conte
Name: Jérôme Le Conte
Title: Authorized Representative

VES SOLID WASTE HOLDING, LLC

By:	/s/ Jérôme Le Conte
Name: Jérôme Le Conte
Title: Authorized Representative

[Signature Page to Amendment to Purchase Agreement]

ADS WASTE HOLDINGS, INC.

By:	/s/ Steven R. Carn
Name: Steven R. Carn
Title: Chief Financial Officer, Treasurer

[Signature Page to Amendment to Purchase Agreement]